Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TABULA RASA HEALTHCARE, INC.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is Tabula Rasa Healthcare, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is 203 NE Front Street, Suite 101, Milford, DE 19963, Kent County, State of Delaware.  The name of the registered agent at that address is Registered Office Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A.                                    CLASSES OF STOCK; RANK.

1.                                      Classes of Stock.  The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 37,646,023 shares.  The total number of shares of common stock authorized to be issued is 27,355,006, par value $0.0001 per share (the “Common Stock”), consisting of (a) 9,600,000 shares of Class A Non-Voting Common Stock (the “Non-Voting Common Stock”) and (b) 17,755,006 shares of Class B Voting Common Stock (the “Voting Common Stock”).  The total number of shares of preferred stock authorized to be issued is 10,291,017, par value $0.0001 per share (the “Preferred Stock”), consisting of (x) 4,411,766 shares of Series A Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), (y) 2,812,500 shares of Series A-1 Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) and (z) 3,066,751 shares of Series B Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”).  The “Original Issue Price” shall mean $0.68 per share for each share of the Series A Preferred Stock, $0.80 per share for each share of the Series A-1 Preferred Stock and $1.52312 per share for each share of the Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes).

2.                                      Rank.  The Series A Preferred Stock and Series A-1 Preferred Stock shall rank on parity with each other as to dividends and upon a Liquidation Event and shall rank senior to the Common Stock as to dividends and upon a Liquidation Event.  The Series B Preferred Stock shall rank senior to the Series A Preferred Stock and Series A-1 Preferred Stock as to dividends and upon a Liquidation Event.

The Voting Common Stock and the Non-Voting Common Stock shall rank on parity with each other as to dividends and upon a Liquidation Event.

B.                                    RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK.

The Preferred Stock shall have the following rights, preferences, privileges and restrictions.

1.                                      Dividends.

(a)                                 Preferred Stock Accruing Dividends.  The holders of Preferred Stock shall be entitled to receive out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividends on the Common Stock, cash dividends which shall accrue for each share of Series A Preferred Stock at the annual rate of $0.0408 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes) (the “Series A Accruing Dividends”) and which shall accrue for each share of Series A-1 Preferred Stock at the annual rate of $0.048 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes) (the “Series A-1 Accruing Dividends”), and which shall accrue for each share of Series B Preferred Stock at the annual rate of $0.0912738 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes) (the “Series B Accruing Dividends” and collectively with the Series A Accruing Dividends and the Series A-1 Accruing Dividends, the “Preferred Stock Accruing Dividends”).  The Preferred Stock Accruing Dividends shall begin to accrue on each share of Preferred Stock starting on the date that the share of CareKinesis, Inc. which converted into such share was first issued by CareKinesis, Inc.  Preferred Stock Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative and shall compound annually, and shall be payable when, as and if declared by the Board of Directors of the Corporation (the “Board”) or upon the other events specified in this Third Amended and Restated Certificate of Incorporation (this “Certificate”).

(b)                                 Participating Dividends.  In addition to Preferred Stock Accruing Dividends, in the event that dividends are paid on any share of Common Stock (other than dividends paid in additional shares of Common Stock for which an adjustment to the Preferred Conversion Price (as defined in Article IVB.3(a) hereof) is made pursuant to Article IVB.3(h) hereof), an additional dividend shall be paid with respect to each outstanding share of Preferred Stock in an amount (on an as-if converted basis) equal to the amount paid or set aside for each share of Common Stock.

2.                                      Liquidation.

(a)                                 Preference of Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each such event, including events described in Article IVB.2(c) hereof, a “Liquidation Event”), the holders of the Series B Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other classes of Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price and any accrued but unpaid dividends on such share to which such holder is entitled (such sum, the “Preferred B Liquidation Amount”).  In the event of any Liquidation Event, after the payment of the Preferred B Liquidation Amount, the holders of each series of Preferred Stock (excluding the holders of the Series B Preferred Stock) shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Original Issue Price and any accrued but unpaid dividends on such share to which such holder is entitled (such sum, the “Preferred A Liquidation Amount”).  If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution to stockholders shall be insufficient to permit the payment to all holders of Series B Preferred Stock or Series A Preferred Stock and Series A-1 Preferred Stock, as the case may be, of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of Preferred Stock based on the preferential amounts each such holder is otherwise entitled to receive and in the priority set forth above.

(b)                                 Other Distributions.  In the event of any Liquidation Event, after the payment of the Preferred B Liquidation Amount and the Preferred A Liquidation Amount (together, the “Preferred Liquidation Amount”), the assets and funds of the Corporation remaining available for distribution to stockholders, if any, shall be distributed ratably among the holders of the Common Stock and the Preferred Stock (on an as-converted basis) (the “Participation Distributions”).  The Participation Distributions shall continue with respect to the Series A Preferred Stock and Series A-1 Preferred Stock only until such time as the holders of each such series have received for each share of Preferred Stock held, an aggregate amount per share of such series of Preferred Stock (pursuant to the Participation Distributions together with the Preferred Liquidation Amount) that equals three times the Original Issue Price of such series of Preferred Stock.

(c)                                  Consolidation, Merger, Etc.  Unless otherwise determined by the holders of at least 67% of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class (the “Requisite A Holders”), and a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class (the “Requisite B Holders”),  (i) any consolidation or merger of the Corporation with or into any other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization do not hold at least a majority of the resulting or surviving entity’s or other person’s voting power immediately after such consolidation, merger or reorganization (solely in respect of their equity interests in this Corporation), (ii) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Corporation or (iii) a Sale of Voting Control (each of the foregoing, a “Change of Control Transaction”) shall be deemed to be a “Liquidation Event.”  As used herein, “Sale of Voting Control” means the transfer by the stockholders of the Corporation (in one or a series of related transactions) to one person or group of related persons of shares constituting not less than a majority of the outstanding voting capital stock of the Corporation.  Notwithstanding the foregoing, any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation and any merger of the Corporation with or into a wholly owned subsidiary of the Corporation that is incorporated in the United States of America shall not be deemed to be a Liquidation Event.

(d)                                 Consideration.  If any of the assets of the Corporation are to be distributed under this Article IVB.2 in a form other than cash, the fair market value of such assets shall be determined in good faith by the Board; provided, that the Board shall value securities as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability covered by Article IVB.2(d)(ii) hereof:

(A)                               If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

(C)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including the Preferred Directors (as defined in Article IVD.2 hereof).

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Article IVB.2(d)(i)(A), Article IVB.2(d)(i)(B) or Article IVB.2(d)(i)(C) to reflect the approximate fair market value thereof, as determined in good faith by the Board including the Preferred Directors.

(e)                                  Notice of Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of the transaction which, if effected, will constitute a Liquidation Event or Change of Control Transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first notice shall describe the material terms and conditions of the pending transaction and the provisions of Article IVB.2(d) hereof.  The Corporation shall thereafter give such holders prompt written notice of any material changes in the terms of the pending transaction.  The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice or sooner than 10 days after the Corporation has given written notice of any material changes in the terms of such transaction. In the event the requirements of this Article IVB.2(e) are not complied with, the Corporation shall promptly either:

(i)                                     cause such closing to be postponed until such time as the requirements of this Article IVB.2(e) have been complied with; or

(ii)                                  cancel such transaction, in which event the rights, preferences and privileges of the Preferred Stock shall continue in effect in accordance with the terms of this Certificate.

(f)                                   Allocation of Escrow, etc.  In the event of a Change of Control Transaction that is deemed to be Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Article IVB.2 as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Article IVB.2 hereof after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Conversion.  The holders of Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)                                 Right to Convert.  Subject to Article IVB.3(b) hereof, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the Original Issue Price by the Preferred Conversion Price (as defined below) in effect for such series at the time of conversion.  The conversion price of the Series A Preferred Stock, the Series A-1

Preferred Stock and the Series B Preferred Stock, as applicable (the “Preferred Conversion Price”) shall initially be the Original Issue Price for each such series.

(b)                                 Automatic Conversion for Series A Preferred Stock and Series A-1 Preferred Stock.  All shares of Series A Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into shares of fully-paid and non-assessable Voting Common Stock, at the then effective applicable Preferred Conversion Price, upon the earlier to occur of:  (i) the vote or consent in writing of the Requisite A Holders that all of the Series A Preferred Stock and Series A-1 Preferred Stock shall be converted into shares of Voting Common Stock, or (ii) upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in which (A) the public offering price per share is at least five times the Original Issue Price of the Series A Preferred Stock, and (B) the gross cash proceeds to the Corporation (before deduction of underwriting discount, commissions and expenses of sale) are at least $50,000,000 (a “Qualified A Public Offering”).

(c)                                  Automatic Conversion for Series B Preferred Stock.  All shares of Series B Preferred Stock shall automatically be converted into shares of fully-paid and non-assessable Voting Common Stock, at the then effective applicable Preferred Conversion Price, upon the earlier to occur of:  (i) the vote or consent in writing of the Requisite B Holders that all of the Series B Preferred Stock shall be converted into shares of Voting Common Stock, or (ii) upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, in which (A) the public offering price per share is at least five times the Original Issue Price of the Series B Preferred Stock, and (B) the gross cash proceeds to the Corporation (before deduction of underwriting discount, commissions and expenses of sale) are at least $50,000,000 (a “Qualified B Public Offering”).

(d)                                 Fractional Shares.  No fractional shares of Voting Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay such holder cash in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one share of Voting Common Stock as determined in good faith by the Board.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Voting Common Stock issuable upon conversion of the total number of shares of Preferred Stock that the holder is then converting into Voting Common Stock.

(e)                                  Mechanics of Conversion.

(i)                                     Except as provided in Article IVB.3(e)(ii) below, in order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Voting Common Stock, such holder shall surrender the certificate or certificates representing such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the shares of the Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Voting Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  Except as provided in Article IVB.3(e)(ii) below, the date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”).  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act that is not a Qualified A Public Offering or Qualified B Public Offering, as applicable, the conversion may at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Voting Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of securities.  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to the holder of the Preferred Stock to be converted, or to such holder’s nominees, a certificate or certificates representing the number of shares of Voting Common Stock to which such holder is entitled upon conversion of such Preferred Stock, together with cash in lieu of any fractional shares, as provided in Article IVB.3(d) above.

(ii)                                  In the event of a conversion pursuant to Article IVB.3(b) or Article IVB.3(c) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.  Such automatic conversion shall be deemed to have been made on the effective date of the applicable vote or written consent (in the case of a conversion pursuant to Article IVB.3(b)(i)  or Article IVB.3(c)(i)) or immediately prior to the first closing of the applicable Qualified A Public Offering or Qualified B Public Offering (in the case of a conversion pursuant to Article IV.B.3(b)(ii)  or Article IVB.3(c)(ii)), and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock on such date which date shall be the “Automatic Conversion Date.”  Immediately upon such automatic conversion, all shares of Preferred Stock converted shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates representing the number of shares of Voting Common Stock into which such Preferred Stock has been converted, together with cash in lieu of any fractional share, as provided in Article IVB.3(d) above.  In the event that the automatic conversion of the Preferred Stock is pursuant to the vote or consent of the Requisite A Holders or the Requisite B Holders, then the Requisite A Holders or Requisite B Holders, as applicable, shall give written notice to the Corporation and to each other holder of Preferred Stock (each, a “Requisite Holder Conversion Notice”), promptly following the vote or consent, as applicable, that the shares of the applicable series of Preferred Stock shall be converted into Voting Common Stock.  Promptly following the date on which a Requisite Holder Conversion Notice is given or at the closing of the Qualified A Public Offering or Qualified B Public Offering, as the case may be, each holder of Preferred Stock subject to conversion shall surrender to the Corporation or its transfer agent the certificate(s) representing such holder’s Preferred Stock together with a notice that states such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Voting Common Stock to be issued.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  The Corporation shall not be obligated to issue certificates representing the shares of Voting Common Stock issuable upon such automatic conversion unless and until either the certificates representing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, including an indemnity bond in such amount as the Corporation reasonably deems appropriate in its discretion. As soon as practicable following the Automatic Conversion Date and the surrender by the holder of the certificate or certificates representing the Preferred Stock converted, the Corporation shall cause to be issued and delivered to such holder, or to such holder’s nominees, a certificate or certificates representing the number of shares of Voting Common Stock to which such holder is entitled upon conversion of such Preferred Stock, together with cash in lieu of any fractional shares, as provided in Article IVB.3(d) above.

(iii)                               The Corporation shall at all times when shares of Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Preferred Stock, such number of its duly authorized shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.  Before taking any action which would cause an adjustment reducing a Preferred Conversion Price below the then par value of the shares of Voting Common Stock issuable upon conversion of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Preferred Conversion Price.

(f)                                   Adjustments to Preferred Conversion Price for Diluting Issuances.

(i)                                     Special Definitions.  For purposes of this Article IVB.3(f), the following definitions shall apply:

(A)                               “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)                               “Convertible Securities” shall mean any evidence of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.

(C)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IVB.3(f)(iii) below, deemed to be issued) by the Corporation after the first date shares of Series B Preferred Stock are issued and outstanding (the “Original Series B Issue Date”), other than shares of Common Stock issued (or, pursuant to Article IVB.3(f)(iii) below, deemed to be issued) by the Corporation (each of the following collectively, the “Excluded Securities”):

(I)                                   upon the conversion of shares of Preferred Stock or as a dividend or other distribution on Preferred Stock;

(II)                              as consideration for an acquisition approved by the Board, including the Preferred Directors, of another business enterprise by merger, consolidation, purchase of substantially all of the assets or equity securities or other reorganization;

(III)                         to employees, officers or directors of, or consultants or advisors to, the Corporation pursuant to any equity compensation plan or arrangement approved by the Board in an aggregate amount of not more than 7,635,580 shares (subject to adjustment for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes and without duplication of any securities issued or issuable pursuant to Article IVB.3(f)(i)(C)(VI) below), or such greater number as shall be approved by the Board, including the Preferred Directors;

(IV)                          pursuant to a Qualified A Public Offering or Qualified B Public Offering;

(V)                               as consideration for acquisitions, strategic vendor, leasing or lending transactions approved by the Board, including the Preferred Directors;

(VI)                          upon the conversion, exercise or exchange of all other Options and Convertible Securities outstanding on the Original Series B Issue Date; or

(VII)                     in a transaction described in Article IVB.3(g), Article IVB.3(h), Article IVB.3(i) or Article IVB.3(j) below.

(ii)                                  No Adjustment of Preferred Conversion Price.  No adjustment in the number of shares of Voting Common Stock into which the Preferred Stock is convertible shall be made by adjustment in the applicable Preferred Conversion Price unless the consideration per share (determined pursuant to Article IVB.3(f)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Preferred Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock.

(iii)                               Deemed Issuance of Additional Shares of Common Stock.  If the Corporation at any time, or from time to time, after the Original Series B Issue Date shall issue any Options or Convertible Securities (other than Excluded Securities), then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                               except as provided in Article IVB.3(f)(iii)(B) below, no further adjustment in a Preferred Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                               if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Preferred Conversion Price computed upon the original issuance thereof, and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Preferred Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,

(I)                                   in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, that were actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such

Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II)                              in the case of Options for Convertible Securities, only the Convertible Securities, if any, that were actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D)                               no readjustment pursuant to Article IVB.3(f)(iii)(B) or Article IVB.3(f)(iii)(C) above shall have the effect of increasing a Preferred Conversion Price to an amount which exceeds the lower of (i) such Preferred Conversion Price on the original adjustment date, or (ii) the Preferred Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E)                                in the case of any Options which expire by their terms not more than 90 days after the date of issuance thereof or in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustments of a Preferred Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the manner provided in Article IVB.3(f)(iii)(C) above, or until such number becomes determinable, as applicable; and

(F)                                 in the event of any change in the number of shares of Common Stock deliverable, in the consideration payable to the Corporation upon exercise of such Options or Convertible Securities or in the conversion rate, including, but not limited to, any changes under or by reason of provisions designed to protect against dilution, each Preferred Conversion Price in effect at the time of such event shall be readjusted to a Preferred Conversion Price which would have been in effect at such time had such Options or Convertible Securities to the extent then outstanding provided for such changed number of shares, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or Convertible Securities; provided further no readjustment pursuant to this Article IVB.3(f) shall have the effect of increasing the Preferred Conversion Price to an amount which exceeds the lower of (i) the Preferred Conversion Price immediately preceding the adjustment on the original adjustment date, or (ii) the Preferred Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv)                              Adjustment of Preferred Conversion Price upon Issuance of Additional Shares of Common Stock.  Subject to the provisions of Article IVB.3(f)(ii) above, in the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IVB.3(f)(iii)), without consideration or for a consideration per share less than a Preferred Conversion Price in effect on the date of and immediately prior to such issuance then and in such event such Preferred Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Preferred Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Preferred Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; provided that for the purposes of this Article IVB.3(f)(iv), all shares of Common Stock, issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, including, without limitation, the Preferred Stock, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock shall be deemed issued pursuant to Article IVB.3(f)(iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding.  Notwithstanding the foregoing, a Preferred Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.001, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.001 or more.

(v)                                 Determination of Consideration.  For purposes of this Article IVB.3(f), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)                               Cash and Property.  Such consideration shall:

(I)                                   insofar as it consists of cash, be the amount of cash received by the Corporation after deducting any underwriting or similar concessions, commissions or compensation paid or allowed by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II)                              insofar as it consists of property other than cash, be the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

(III)                         in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B)                               Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article IVB.3(f)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(x)                                 the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(g)                                  Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time, or from time to time, after the Original Series B Issue Date effect a subdivision of the outstanding Common Stock and no equivalent subdivision is made with respect to the Preferred Stock, the Preferred Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time, or from time to time, after the Original Series B Issue Date combine the outstanding shares of Common Stock and no equivalent combination is made with respect to the Preferred Stock, the Preferred Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Article IVB.3(g) shall become effective concurrently with the effectiveness of such subdivision or combination.

(h)                                 Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time, or from time to time, after the Original Series B Issue Date, shall make or issue a dividend or other distribution payable in additional shares of Common Stock, and no equivalent dividend or other distribution is declared or made to the Preferred Stock then, and in each such event, the Preferred Conversion Price then in effect shall be decreased concurrently with the issuance of such dividend or distribution, by multiplying such Preferred Conversion Price by a fraction: (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(i)                                     Adjustments for Other Dividends and Distributions.  In the event that the Corporation at any time, or from time to time, after the Original Series B Issue Date shall make or issue a dividend or other distribution payable in property or securities of the Corporation other than shares of Common Stock (and other than as otherwise adjusted in this Article IVB.3), and no equivalent dividend or other distribution is declared or issued on the Preferred Stock, then, and in each such event, provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Voting Common Stock receivable thereupon, the amount of property or securities of the Corporation that they would have received had such Preferred Stock been converted into Voting Common Stock immediately preceding the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(j)                                    Adjustment for Recapitalization, Reclassification, Exchange or Substitution.  If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or other similar event (other than pursuant to Article IVB.3(g), Article IVB.3(h) and Article IVB.3(i) above or a Change of Control Transaction), and no equivalent change is made with respect to the Series A Preferred Stock or Series B Preferred Stock, each holder of Preferred Stock shall thereafter receive upon conversion of such Preferred Stock, in lieu of the number of shares of Voting Common Stock which such holder would otherwise have been entitled to receive, the number of shares of such other class or classes of stock which a holder of the number of shares of Voting Common Stock deliverable upon conversion of the shares of the Preferred Stock held by such holder thereof would have been entitled to receive upon such recapitalization, reclassification, exchange, substitution or other similar event.

(k)                                 No Impairment.  The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IVB.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights against impairment.

(l)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment of the Preferred Conversion Price pursuant to this Article IVB.3, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the applicable Preferred Conversion Price then in effect, and (iii) the number of shares of Voting Common Stock and the amount, if any, of any other property which would then be received upon the conversion of such Preferred Stock.

(m)                             Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(n)                                 Notices. All notices under this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified; (ii) when sent by confirmed facsimile or return receipt e-mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the holder at its address, facsimile number and/or e-mail address appearing on the books of the Corporation.

4.                                      Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Article IV.B.3 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation.

5.                                      Voting Rights.  Except as may be otherwise provided in this Certificate or as required by law, the Preferred Stock shall vote on all actions to be taken by the stockholders of the Corporation together with all other classes of stock of the Corporation entitled to vote thereon, as a single class.  Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each action as shall equal the number of shares of Voting Common Stock into which such share of Preferred Stock is convertible on the record date for determination of the stockholders entitled to vote.  Except as may be otherwise provided in this Certificate or as required by law, the holders of Preferred Stock shall be entitled to vote, together with holders of Voting Common Stock, with respect to any question upon which holders of Voting Common Stock have the right to vote.

6.                                      Protective Provisions.  For so long as any shares of Series A Preferred Stock,  Series A-1 Preferred Stock or Series B Preferred Stock are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the Requisite A Holders (if shares of Series A Preferred Stock or Series A-1 Preferred Stock are then outstanding) and the Requisite B Holders (if shares of Series B Preferred Stock are then outstanding) consenting or voting, as the case may be, each separately as a class, take any of the following actions (whether directly or indirectly and whether by amendment to this Certificate or the By-laws of the Corporation (the “By-laws”), by merger, consolidation, operation of law or otherwise):

(a)                                 amend or repeal any provision of, or add any provision to, this Certificate or the By-laws;

(b)                                 alter or change the rights, preferences or privileges of the Series A Preferred Stock, the Series A-1 Preferred Stock and/or the Series B Preferred Stock or increase or decrease the number of authorized shares of the Series A Preferred Stock, the Series A-1 Preferred Stock and/or the Series B Preferred Stock;

(c)                                  create any new series or class of shares having a preference or priority as to dividends or other distribution of assets superior to or on a parity with the Series A Preferred Stock, the Series A-1 Preferred Stock and/or the Series B Preferred Stock or increase or decrease the number of authorized shares of Common Stock;

(d)                                 create any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or other distribution of assets superior to or on a parity with that of the Series A Preferred Stock, the Series A-1 Preferred Stock and/or the Series B Preferred Stock;

(e)                                  reclassify or recapitalize the Common Stock into shares with a preference or priority as to dividends or other distribution of assets superior to or on a parity with that of the Series A Preferred Stock, the Series A-1 Preferred Stock and/or the Series B Preferred Stock;

(f)                                   apply cash or other assets in excess of $100,000 to the redemption or acquisition of any shares of Common Stock, except from employees, advisors, officers, directors, consultants and service providers of the Corporation on terms approved by the Board, including the Preferred Directors;

(g)                                  authorize or effect the payment of any dividend or other distribution to any holders of any capital stock of the Corporation (other than a dividend on the Voting Common Stock payable solely in Voting Common Stock or a dividend on the Non-Voting Common Stock payable solely in Non-Voting Common Stock);

(h)                                 authorize or effect a Liquidation Event, a Change of Control Transaction or the transfer or exclusive license by the Corporation of any material portion of its assets or intellectual property (or rights thereto);

(i)                                     effect a material change in the nature of the principal business activity of the Corporation as engaged in as of the Original Series B Issue Date, or take any action that would lead to any such change;

(j)                                    authorize or incur any amount of indebtedness in excess of $1,250,000 or capital expenditures in excess of $2,000,000, unless approved by the Board, including the Preferred Directors;

(k)                                 enter into any employment agreement, consulting agreement or other agreement for the provision of services to the Corporation with annual compensation that would exceed, or would be reasonably likely to exceed, $200,000, unless approved by the Board, including the Preferred Directors;

(l)                                     effect any acquisition of the capital stock of another person or entity that results in the consolidation of that person or entity into the results of operations of the Corporation or the acquisition of all or a substantial portion of the assets of another person or entity;

(m)                             create any plan or arrangement for the issuance of capital stock of the Corporation or stock options or increase the number of shares available under any such plan or arrangement;

(n)                                 permit a Subsidiary (defined below) to take any of the foregoing actions; or

(o)                                 increase or decrease the authorized size of the Board from seven members.

Notwithstanding the foregoing, (i) the prior written consent of a Series A Director (as defined below) shall be deemed to constitute the written consent or affirmative vote of the Requisite A Holders and (ii) the prior written consent of the Series B Director (as defined below) shall be deemed to constitute the written consent or affirmative vote of the Requisite B Holders.  As used herein, “Subsidiary” means (a) any corporation or other entity of which the shares of outstanding capital stock (or other equity interest) possessing the voting power (under ordinary circumstances) to elect the board of directors (or similar governing body) are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries and/or (b) any corporation or other entity in which the Corporation, directly or through one or more Subsidiaries, owns a majority of the economic interest.

7.                                      Protective Series B Provisions.  For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of (x) the Requisite B Holders, consenting or voting, as the case may be, separately as a class, or (y) the Series B Director (as defined below), take any of the following actions (whether directly or indirectly and whether by amendment to this Certificate or the By-laws, by merger, consolidation, operation of law or otherwise):

(a)                                 become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification, extension or renewal of) any agreement or instrument which by its terms would (under any circumstances) restrict in any materially adverse manner (i) the right of any Subsidiary to make loans or advances or pay dividends or distributions to, transfer property to, or repay any indebtedness owed to, the Corporation or another Subsidiary; (ii) the Corporation’s right to perform the provisions of this Certificate; the By-laws (including, without limitation, provisions relating to the declaration and payment of dividends on and the making of redemptions of the Preferred Stock and conversions of the Series B Preferred Stock); the Amended and Restated Stockholders Agreement, among the Corporation’s stockholders, dated as of June 28, 2013; and the Amended and Restated Investor Rights Agreement, among the Corporation’s investors, dated June 28, 2013 and (iii) the ability of the Corporation or any of its Subsidiaries from freely engaging in the business anywhere in the world;

(b)                                 enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees, stockholders or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a direct or indirect beneficial interest, except for customary employment or consulting arrangements and benefit programs on reasonable terms, or any other arrangements on fair and reasonable terms made on an arms-length basis and approved by at least a majority of the disinterested members of the Board of Directors;

(c)                                  establish or acquire (i) any Subsidiaries other than wholly-owned Subsidiaries or (ii) any Subsidiaries organized outside of the United States and its territorial possessions;

(d)                                 effect any changes to the fiscal year;

(e)                                  effect any other activities outside of the ordinary course of business of the Corporation; or

(f)                                   effect any material actions or expenditures which deviate from the annual budget of the Corporation approved by the Board.

Notwithstanding the foregoing, the prior written consent of the Series B Director (as defined below) shall be deemed to constitute the written consent or affirmative vote of the Requisite B Holders.

8.                                      Redemption.

(a)                                 Redemption for Series A Preferred Stock and Series A-1 Preferred Stock.  All shares of Series A Preferred Stock and Series A-1 Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Original Issue Price of such shares plus any accrued but unpaid Preferred Stock Accruing Dividends and any other dividends declared but unpaid thereon of such shares (the “Series A Redemption Price”), in three equal annual installments commencing 180 days after receipt by the Corporation of a written notice requesting redemption (the “Series A Redemption Request”) provided by the Requisite A Holders to the Corporation at any time after June 28, 2018.  Upon receipt of a Redemption Request pursuant to this Article IVB.8(a) or Article IVB.8(b) below, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of each such installment shall be referred to herein as a “Series A Redemption Date.”

(b)                                 Redemption for Series B Preferred Stock.

(i)                                     At any time after June 28, 2018, upon the written request of the Requisite B Holders to the Corporation (the “Series B Redemption Request”), all shares of Series B Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the greater of (x) a price equal to the Original Issue Price of such shares plus any accrued but unpaid Preferred Stock Accruing Dividends thereon and any other dividends declared but unpaid thereon of such shares or (y) the Fair Market Value thereof (as defined below) determined as of the date of the Series B Redemption Request (the “Series B Redemption Price”).  Such redemption shall be completed within 180 days following receipt by the Corporation of the Series B Redemption Request (the “Series B Redemption Date”).

(ii)                                  The “Fair Market Value” of a single share of Series B Preferred Stock shall be as of the relevant date of determination, with respect to a single share of Series B Preferred Stock, (i) if the shares are publicly-traded, the average public trading price thereof during the thirty (30) day calendar period immediately preceding such determination or (ii) if the shares are not publicly-traded, the value of the particular share at issue as mutually determined in good faith by the Board and the Requisite B Holders, taking into consideration the distributions to which such share would be entitled assuming all of the assets of the Corporation were sold in an arm’s-length transaction between a willing buyer and a willing seller in a transaction designed to maximize proceeds therefrom and the net proceeds of such sale (disregarding, for purposes, hereof, any taxes in respect of such hypothetical sale) were distributed to the stockholders in accordance with the provisions of Article IVB.2 hereof.  If the members of the Board and the Requisite B Holders cannot agree on the value mentioned in the preceding sentence, the value shall be determined, by a third-party appraiser jointly selected by the Corporation and the Requisite B Holders.  The third-party appraiser must be an independent bank of regional or national reputation that (x) is experienced in valuating businesses in the field of the Corporation and (y) has not rendered services for either the Corporation, its affiliates, the holders of Series B Preferred Stock in the three years prior to the third-party’s engagement for the Corporation.  If the Corporation and the Requisite B Holders cannot agree on the third-party appraiser, each of the Corporation and the Requisite B Holders shall nominate three eligible third-party appraisers, each party shall be entitled to reject one such third-party appraiser and the third-party appraiser shall be determined by lot from the remaining pool of eligible third party-appraisers.  The costs of the third-party appraiser shall be paid by the holders of the Series B Preferred Stock.

(c)                                  Redemption Notice.  Not less than 30 days prior to each Series A Redemption Date or the Series B Redemption Date, the Corporation shall give all holders of Preferred Stock written notice of the redemption (the “Redemption Notice”).  Each Redemption Notice shall state:

(i)                                     the number of shares of the applicable series of Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date or the Series B Redemption Date, as applicable;

(ii)                                  the Series A Redemption Date or the Series B Redemption Date and the Series A Redemption Price or the Series B Redemption Price, as applicable; and

(iii)                               that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Preferred Stock to be redeemed.

For any Series A Redemption Request or Series B Redemption Request, the rank set forth in Article IVB.8(d)(iii) below shall apply.

(d)                                 Redemption Mechanics.

(i)                                     On each Series A Redemption Date, the Corporation shall redeem on a pro rata basis in accordance with the number of shares of Series A Preferred Stock or Series A-1 Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock or Series A-1 Preferred Stock determined by dividing (x) the total number of shares of Series A Preferred Stock or Series A-1 Preferred Stock outstanding immediately prior to such Series A Redemption Date by (y) the number of remaining Series A Redemption Dates (including the Series A Redemption Date to which such calculation applies).  If the Corporation does not have sufficient funds legally available to redeem on any Series A Redemption Date all shares of Series A Preferred Stock or Series A-1 Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Series A Preferred Stock or Series A-1 Preferred Stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of such shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(ii)                                  On the Series B Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock owned by each holder of shares of Series B Preferred Stock.  If the Corporation does not have sufficient funds legally available to redeem on the Series B Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Series B Preferred Stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of such shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor (in which event the Series A Redemption Price or the Series B Redemption Price, as applicable, shall be subject to the proviso contained in Article IVB.8(f) hereof) provided that notwithstanding the foregoing if the Corporation is not legally permitted to redeem all of the Series B Preferred Stock on the Series B Redemption Date, the Requisite B Holders shall be entitled, by delivery of written notice to the Corporation, to either (x) rescind the Series B Redemption Request in its entirety or (y) rescind the Series B Redemption Request in respect of the shares of Series B Preferred that the Corporation is not legally permitted to redeem, and in either of which cases the right to deliver a Series B Redemption Request shall continue as to any such shares not redeemed.

(iii)                               The Series A Redemption Date shall not occur sooner than 30 days following delivery of the Redemption Notice in respect thereof to the holders of the Series B Preferred Stock; it being understood that the Requisite B Holders shall be entitled to deliver a Series B Redemption Request during such period.  If both a Series A Redemption Request and a Series B Redemption Request shall have occurred, the Series B Preferred Stock shall be redeemed in full prior and in preference to any redemption for the Series A Preferred Stock or Series A-1 Preferred Stock.

(e)                                  Surrender of Certificates; Payment.  On or before the applicable Series A Redemption Date or the Series B Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Series A Redemption Date or Series B Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price or Series B Redemption Price, as applicable, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(f)                                   Rights Subsequent to Redemption.  From and after the close of business on a Series A Redemption Date or the Series B Redemption Date, unless there shall have been a default in the payment of the Series A Redemption Price or the Series B Redemption Price payable on such date, all rights of holders of shares of Preferred Stock (except the right to receive the Series A Redemption Price or the Series B Redemption Price) shall cease with respect to such shares redeemed on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  Any shares of Preferred Stock not redeemed when required shall remain outstanding and be entitled to all the rights and preferences provided herein; provided, however, that the Series A Redemption Price or the Series B Redemption Price shall increase at the rate of 10% per annum, accruing daily, until paid.

(g)                                  Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be automatically and immediately canceled and shall not be reissued, sold or transferred.  The Corporation shall not exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9.                                      Waiver.  The rights, preferences, privileges and other terms of the Series A Preferred Stock and Series A-1 Preferred Stock may be waived as to all shares of Series A Preferred Stock and Series A-1 Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the Requisite A Holders.  The rights, preferences, privileges and other terms of the Series B Preferred Stock may be waived as to all shares of Series B Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the Requisite B Holders.

C.                                    RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK.

The Common Stock shall have the following rights, preferences, privileges and restrictions:

1.                                      Dividend Provisions.  The holders of the Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, but only out of assets legally available therefor; provided, however, that no cash dividends shall be declared and/or paid with respect to the Common Stock until all Preferred Stock Accruing Dividends then accrued have been paid in full.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article IVB.2 hereof.

3.                                      Voting Rights.  The holders of the Voting Common Stock are entitled to one vote for each share of Voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of the Preferred Stock if the holders thereof are entitled to vote thereon pursuant to this Certificate or pursuant to the DGCL.  There shall be no cumulative voting.  The holders of Non-Voting Common Stock shall not be entitled to vote at any meeting of the holders of Voting Common Stock (or pursuant to any written actions in lieu of meeting).

4.                                      Number of Shares.  Subject to the limitations set forth in this Article IV, irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of shares of Common Stock that may be authorized may be increased or decreased, at any time and from time to time, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class on an as converted basis; provided that no decrease shall reduce the number of shares of Common Stock to a number less than the sum of (a) the number of such shares then outstanding and (b) the number of such shares into which any rights, options, warrants or other securities then outstanding may be converted.

D.                                    BOARD OF DIRECTORS.

1.                                      Size of Board.  The maximum number of directors constituting the Board shall be fixed at seven (7) directors.

2.                                      Election of Board.  For so long as any shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting as a separate class and on an as-converted basis, shall be entitled to elect two members of the Board (the “Series A Directors”) at each meeting or pursuant to a written consent of the Corporation’s stockholders for the election of directors, to remove from office with or without cause any such director and to fill any vacancy caused by the resignation, death or removal of any such director.  For so long as any shares of Series B Preferred Stock are outstanding, the holders of Series B Preferred Stock, voting as a separate class and on an as-converted basis, shall be entitled to elect one member of the Board (the “Series B Director” and together with both of the Series A Directors, collectively the “Preferred Directors”) at each meeting or pursuant to a written consent of the Corporation’s stockholders for the election of directors, to remove from office with or without cause any such director and to fill any vacancy caused by the resignation, death or removal of any such director.  All remaining directors of the Corporation to be elected at any meeting or pursuant to any consent of the Corporation’s stockholders for the election of directors shall be elected by the holders of the Voting Common Stock, voting as a separate class, and such directors may be removed from office, and any vacancy caused by the resignation, death or removal of any such director shall be filled, by the holders of the Voting Common Stock, voting as a separate class.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the By-laws.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws.

ARTICLE VIII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware, as so amended.

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or matter and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (a) such Corporate Opportunity shall belong to such Fund, (b) such director shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (c) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, however, that such corporate opportunity was not offered to such person expressly and solely in his or her capacity as a director of the Corporation; and provided, further, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any transaction related to any Corporate Opportunity even if originated by any director or any Fund.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

A.                                    RIGHT TO INDEMNIFICATION OF CERTAIN PERSONS.

1.                                      Right to Indemnification of Officers and Directors.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such Indemnified Person, or a person for whom such Indemnified Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Article IXA.3 below, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses pursuant to this Certificate is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person if the Proceeding (or part thereof) was not authorized in advance by the Board.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, this Certificate, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

B.                                    INSURANCE.

The Board may, to the full extent permitted by applicable law as it presently exists, or as it may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article IX; and (b) to indemnify or insure directors, officers and employees of the Corporation against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article IX.

C.                                    AMENDMENT OR REPEAL.

Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE X

Subject to any additional vote required by this Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

The name and mailing address of the Corporation’s incorporator is David Speers, c/o Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed, and accordingly I have hereunto set my hand and seal this 21st day of May, 2014.

TABULA RASA HEALTHCARE, INC.

By:	/s/ David Speers
Name: David Speers
Title: Incorporator

[Signature page to the Certificate of Incorporation of Tabula Rasa Healthcare, Inc.]

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

TABULA RASA HEALTHCARE, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.                                      The Certificate of Incorporation of the Corporation (“Certificate”) was filed with the Secretary of State of Delaware on May 21, 2014.

2.                                      Article Fourth, Division A, Section 1 of the Certificate is hereby amended and restated in its entirety to read as follows:

“Classes of Stock.  The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 38,609,749 shares.  The total number of shares of common stock authorized to be issued is 27,836,869, par value $0.0001 per share (the “Common Stock”), consisting of (a) 9,600,000 shares of Class A Non-Voting Common Stock (the “Non-Voting Common Stock”) and (b) 18,236,869 shares of Class B Voting Common Stock (the “Voting Common Stock”).  The total number of shares of preferred stock authorized to be issued is 10,772,880, par value $0.0001 per share (the “Preferred Stock”), consisting of (x) 4,411,766 shares of Series A Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), (y) 2,812,500 shares of Series A-1 Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) and (z) 3,548,614 shares of Series B Preferred Stock, par value $0.0001 per share, all of which shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”).  The “Original Issue Price” shall mean $0.68 per share for each share of the Series A Preferred Stock, $0.80 per share for each share of the Series A-1 Preferred Stock and $1.52312 per share for each share of the Series B Preferred Stock (each as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes).”

3.                                      This Certificate of Amendment to the Certificate of Incorporation of the Corporation has been approved in accordance with Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

(signatures follow)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by its duly authorized officer as of December 31, 2014.

Tabula Rasa Healthcare, Inc.

By:	/s/ Brian Adams
Name: Brian Adams
Title: Chief Financial Officer

[Signature page to Certificate of Amendment]

SECOND CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION OF

TABULA RASA HEALTHCARE, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation (“Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 21, 2014, as amended by a First Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 31, 2014.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving a reverse stock split and further amending the Company’s Certificate of Incorporation, as amended, by inserting at the end of Article Fourth, Division A, Section 1 the following new paragraphs:

“Effective immediately upon this Certificate of Amendment becoming effective under the Delaware General Corporation Law, and without any further action by the holders of such shares, (i) every 1.94 outstanding shares of the Company’s Non-Voting Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Non-Voting Common Stock and (ii) every 1.94 outstanding shares of the Company’s Voting Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Voting Common Stock  (collectively, the “Reverse Stock Split”).

No fractional shares of Non-Voting Common Stock or Voting Common Stock, as the case may be, shall be issued upon combination of the respective Common Stock in the Reverse Stock Split. All shares of Non-Voting Common Stock or Voting Common Stock so combined that are held by a stockholder shall be separately aggregated subsequent to the foregoing Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Non-Voting Common Stock or Common Stock (as determined by the Board of Directors), as the case may be, on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, par value $0.0001 per share, set forth in the Company’s Certificate of Incorporation, as amended to date, shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Company’s Certificate of Incorporation by deleting Article Fourth, Division B, Section 3(b) and (c) and replacing it in its entirety with the following new paragraphs:

(b) Automatic Conversion for Series A Preferred Stock and Series A-1 Preferred Stock.  All shares of Series A Preferred Stock and Series A-1 Preferred Stock shall automatically be converted into shares of fully-paid and non-assessable Voting Common Stock, at the then effective applicable Preferred Conversion Price, upon the earlier to occur of:  (i) the vote or consent in writing of the Requisite A Holders that all of the Series A Preferred Stock and Series A-1 Preferred Stock shall be converted into shares of Voting Common Stock, (ii) the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in which (A) the public offering price per share is at least five times the Original Issue Price of the Series A Preferred Stock, and (B) the gross cash proceeds to the Corporation (before deduction of underwriting discount, commissions and expenses of sale) are at least $50,000,000 or (iii) an initial public offering closing on or before December 31, 2016 pursuant to the Registration Statement on Form S-1 (File No. 333-208857), as amended from time to time, and following which the Common Stock of the Corporation is traded or listed for quotation on a nationally recognized United States stock exchange (the “2016 IPO”, and collectively with (i) and (ii), a “Qualified A Public Offering”).

(c) Automatic Conversion for Series B Preferred Stock.  All shares of Series B Preferred Stock shall automatically be converted into shares of fully-paid and non-assessable Voting Common Stock, at the then effective applicable Preferred Conversion Price, upon the earlier to occur of:  (i) the vote or consent in writing of the Requisite B Holders that all of the Series B Preferred Stock shall be converted into shares of Voting Common Stock, (ii) the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, in which (A) the public offering price per share is at least five times the Original Issue Price of the Series B Preferred Stock, and (B) the gross cash proceeds to the Corporation (before deduction of underwriting discount, commissions and expenses of sale) are at least $50,000,000 or (iii) the 2016 IPO (a “Qualified B Public Offering”).

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to the Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 16th day of September, 2016.

Tabula Rasa Healthcare, Inc.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: Chief Financial Officer